Exhibit (a)(5)(B)

SIDEWINDER DRILLING COMMENCES CASH TENDER OFFER FOR

ALL OUTSTANDING SHARES OF UNION DRILLING

HOUSTON, Texas, October 5, 2012 – Sidewinder Drilling Inc. (“Sidewinder”), a Houston-based land drilling company controlled by Avista Capital Partners, today announced that its direct, wholly-owned subsidiary, Fastball Acquisition Inc. (“Fastball”), has commenced its cash tender offer for all outstanding shares of common stock of Union Drilling, Inc. (“Union Drilling”) (NASDAQ: UDRL) at a price of $6.50 per share.

The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of September 24, 2012, among Sidewinder, Fastball and Union Drilling, which Sidewinder and Union Drilling announced on September 25, 2012.

The Union Drilling board of directors has unanimously determined that, among other things, the tender offer is advisable, fair to and in the best interests of Union Drilling’s stockholders and unanimously recommends that Union Drilling’s stockholders accept the offer and tender their shares to Fastball.

The tender offer and withdrawal rights are scheduled to expire at 12:00 Midnight (New York time) at the end of the day on Friday, November 2, 2012, unless the tender offer is extended.

Following the completion of the tender offer, Sidewinder will merge Fastball and Union Drilling, resulting in any shares not purchased in the tender offer being converted into the right to receive the same cash price per share as paid in the tender offer. The tender offer and the merger are subject to customary closing conditions set forth in the agreement and plan of merger, including the acquisition in the tender offer of at least 67.2% of Union Drilling’s outstanding shares on a fully diluted basis and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the acquisition is expected in the fourth quarter of 2012.

Complete terms and conditions of the tender offer are set forth in an offer to purchase, letter of transmittal and other related materials that will be filed by Sidewinder and Fastball with the Securities and Exchange Commission (“SEC”) on October 5, 2012. In addition, on October 5, 2012, Union Drilling will file a solicitation /recommendation statement on Schedule 14D-9 with the SEC relating to the tender offer. Computershare Trust Company, N.A. is acting as depositary for the tender offer.

Additional Information

The tender offer described in this news release has commenced, but this news release and the description contained herein is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Union Drilling. The tender offer is being made pursuant to a tender offer statement and related materials. INVESTORS AND UNION DRILLING, INC. STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE RELATED SOLICITATION / RECOMMENDATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. The tender offer statement and related materials, including the offer to purchase and letter of transmittal, will be filed by Sidewinder with the SEC, and the solicitation / recommendation statement will be filed by Union Drilling with the SEC. Stockholders of Union Drilling will be able to obtain a free copy of these documents and other documents filed by Union Drilling, Sidewinder or Fastball with the SEC at the website maintained by the SEC at www.sec.gov. Additional information regarding Union Drilling’s directors and executive officers is also included in Union Drilling’s proxy statement for its 2012 annual meeting of stockholders and is included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The tender offer statement and related materials, the solicitation / recommendation statement and such other documents may be obtained for free by directing such request to D.F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (800) 697-6975 for stockholders and all others.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently owns 53 rigs, including 2 which are under construction, and specializes in unconventional drilling techniques.

About Sidewinder Drilling

Sidewinder Drilling Inc., headquartered in Houston, Texas, is a drilling contractor which owns and operates a fleet of premium land rigs targeting unconventional oil and gas resource plays throughout the United States. Sidewinder meets the needs and demands of E&P companies with its new, fit-for-purpose fleet, demonstrated operating and safety systems and processes, and experienced management team. Sidewinder’s rigs are configured to minimize non-productive time via faster rig-up / rig-down and through the use of modern, efficient drilling and equipment. Sidewinder is a portfolio company of Avista Capital Partners.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with over $4 billion under management and offices in New York, Houston and London. Founded in 2005, Avista’s strategy is to make controlling or influential minority investments in growth-oriented energy, healthcare, communications & media, industrials, and consumer businesses. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

Contacts:

Sidewinder Drilling Inc.

Jon C. Cole, Chairman & CEO

Anthony Gallegos, CFO

832-320-7600

Forward Looking Information

Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, statements regarding expectations about the tender offer or future business plans, prospective performance and opportunities, regulatory approvals, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of Union Drilling’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that Union Drilling files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly and current reports on Form 10-Q and 8-K, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which Union Drilling operates, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of Union Drilling’s business, Union Drilling’s future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or Union Drilling’s failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. These forward-looking statements are made only as of the date of this press release and Sidewinder undertakes no obligation to update the information provided herein.